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                                                                   EXHIBIT 10.15
                                  WEST GEORGIA
                                  NATIONAL BANK

                                 August 31, 2000


W. Galen Hobbs, Jr.
226 Shady Valley Drive
Carrollton, GA 30116

         RE: WEST GEORGIA NATIONAL BANK ("WGNB") EMPLOYMENT OF W. GALEN HOBBS, JR. ("EMPLOYEE")

Dear Mr. Hobbs:

         The purpose of this letter is to set forth the new terms upon which WGNB agrees to employ you and under which you agree to be employed at WGNB.

         SERVICES. The services you will now perform for WGNB are as follows:
Senior Vice President as described in the attached Job Description (Exhibit "A"). Of course, your responsibilities may change from time to time based on determinations made by the board of directors or more senior officers. At this time, you will report to Richard A. Duncan, the President.

         TERM. This Agreement is for a term of two (2) years and may be extended for one additional year if neither party gives notice of termination more than ninety (90) days before the expiration of the initial term.

         COMPENSATION AND BENEFITS. You will be compensated in exchange for your services and the other agreements made in this letter. From the time you agree to the terms of this letter until such time that this letter is amended or such time that your employment is terminated, WGNB will pay you for your services at a rate of $88,400.00 annually. Your compensation will be reviewed during your annual performance review, and may be increased based on a number of factors within the discretion of WGNB, including your performance and WGNB's performance. You will be reimbursed for all reasonable expenses incurred in the course of business. Because WGNB will have the sole right to determine what is reasonable, we recommend that before incurring expenses, you consult with Mr. Duncan or whomever you report to at the time the expense may be incurred. You are also eligible to receive the benefits WGNB offers to employees of your level. In addition, so long as you are employed by WGNB, we will reimburse your dues for a membership at Sunset Hills Country Club and provide you with a company vehicle. You are also eligible to receive compensation as set forth in the Executive Compensation Plan and the Bonus and Stock Option Plan. You may also be permitted to participate in other plans at the discretion of the Board of Directors or a committee thereof.
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         PROPRIETARY AND TRADE SECRET INFORMATION. You also acknowledge and agree that during the term of this Agreement, you will have access to trade secrets and other confidential information peculiar to WGNB's business, the disclosure or use of which would injure WGNB's business. Therefore, you agree that you will not at any time during or for two (2) years after the term of this Agreement, use, reveal, or divulge any trade secrets. In addition, you agree that during the term of this Agreement and for a period of three (3) years thereafter, you will not use, reveal, or divulge any confidential information. However, you shall not be required to keep confidential any trade secrets or confidential information that is or becomes publicly available, is independently developed by you outside of the scope of this Agreement, or is rightfully obtained from third parties.

         COMPETITION. You acknowledge that as Senior Vice President, you shall be engaged in certain activities for WGNB as described in the attached Job Description (Exhibit "A"). You also acknowledge that you are performing these activities for WGNB in Carroll County, Georgia (the "Territory"). You agree that during your employment with WGNB, and for a period of twenty-four (24) months thereafter, you shall not in any manner, directly or indirectly, render services in the capacity of an officer, supervisor or manager (including supervisory or managerial services performed as an advisor, consultant or independent contractor), or render services substantially similar to services rendered by you to WGNB in the specific area of WGNB's business in which you are involved in the Territory.

         SOLICITATION OF CUSTOMERS. You also agree that during the term of your employment, and for a period of twenty-four (24) months thereafter, you will not, within the Territory, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person or legal entity other than WGNB, actively solicit the business or patronage of any of the clients, customers or accounts of WGNB served by you during the term of this Agreement.

         FORM OF RELIEF FOR CERTAIN BREACHES. In the event of your actual or threatened breach of the preceding two paragraphs, WGNB, in addition to all other rights, shall be entitled to an injunction restraining Employee therefrom. Nothing herein shall be construed as prohibiting WGNB from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages from Employee. This provision shall remain in full force and effect in the event Employee should claim that WGNB violated any of the terms of this Agreement.

         IMPACT OF TERMINATION CAUSES UPON COMPETITION AND SOLICITATION. Your employment may terminate in one of two fashions: either you terminate your employment, or WGNB terminates your employment.

         If you terminate your employment with WGNB for any reason, the provisions of the sections regarding Competition and Solicitation of Customers shall have full force and effect.

         WGNB may terminate your employment in one of two fashions: either with cause, or without cause. A termination "with cause" under this section of this letter agreement (as opposed


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to the next section which has a broader definition) occurs when two conditions are satisfied. First, there must be a "change in control." (A "Change of control" means any transaction or series of related transactions, which result in (1) transfer of more than 50% of the common stock of WGNB Corp., excluding mergers or consolidations; (2) sale of all or substantially all of WGNB Corp.'s assets, or (3) any merger or consolidation with another company where the surviving entity is directly controlled by persons other than shareholders of WGNB Corp.) Second, after a change in control and at any time before your last date of employment with WGNB, you decline to serve WGNB in another position or function at any location within the company without a reduction in salary.

         If WGNB terminates you without cause, then the provisions of the sections regarding Competition and Solicitation of Customers shall have no force and effect. If WGNB terminates you with cause as defined in this Section, those provisions shall have full force and effect. Any termination that is not with cause is without cause.

         IMPACT OF TERMINATION CAUSE UPON SEVERANCE COMPENSATION. This Section applies only to termination of your employment by WGNB, as opposed to your own termination of your employment. WGNB may terminate your employment in one of two fashions: either with cause, or without cause. For the purposes of this Section, termination with cause includes the definition in the preceding Section, and also includes any other instance in which a similarly situated employer would terminate employment, including but not limited to theft, dishonesty, nonperformance and violation of policy. If you are terminated without cause you shall receive upon such termination a lump-sum payment equal to twenty-four (24) month's salary plus accrued vacation. If you are terminated with cause you will receive no such lump sum.

         MISCELLANEOUS. This letter constitutes the entire agreement between the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof. There are no representations, arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein. No waiver of any provision hereof will be valid or binding on the parties hereto, and no waiver on one occasion shall be deemed to be a waiver of the same or any other provision hereof in the future. Should any part of this Agreement, for any reason, be declared invalid by an arbitrator or a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion, and such remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; provided, that in the event of declaration of invalidity, the provision declared invalid shall not be invalidated in its entirety, but shall be observed and performed by the parties to the extent such provision is valid and enforceable. This Agreement may only be amended in writing, signed by all of the parties. This Agreement may be assigned by WGNB to any parent, subsidiary or successor-in-interest without consent of Employee. This Agreement shall be governed by the laws of the State of Georgia, and all disputes arising out of or relating to this Agreement shall be litigated in Federal Court in the State of Georgia or State Court in Carroll County, State of Georgia. The parties to this Agreement consent to jurisdiction and venue in those courts.


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         If you agree with the terms of this letter, please signify by signing below.

                                             Sincerely,

                                             West Georgia National Bank


                                             By:     /s/ L. Leighton Alston
                                                  -----------------------------
                                                  L. LEIGHTON ALSTON
                                             Its: CHIEF EXECUTIVE OFFICER
                                                  -----------------------------

         Agreed to and accepted, this 31st day of August, 2000



                                             /s/ W. Galen Hobbs, Jr.
                                             ----------------------------------
                                             W. Galen Hobbs, Jr.


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                                                                     EXHIBIT "A"


                           WEST GEORGIA NATIONAL BANK
                                 JOB DESCRIPTION
                                    MAY, 2000

            JOB TITLE: SENIOR VICE PRESIDENT/COMMERCIAL LOAN OFFICER
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JOB CODE:         133

DEPARTMENT:       LOANS

REPORTS TO: PRESIDENT

APPROVED BY:                                                   DATE:
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SUMMARY:
Is responsible for the organization, planning and directing of the bank's commercial loan portfolio and the management of the commercial loan function. Directs the activities of commercial loan officers originating, servicing and collecting commercial loans ensuring that applicable bank lending policies and practices are followed. Accountable for the development, application, and ongoing review of the bank's commercial lending policies. Provides input into the budget process. Provides service to customers and prospective customers seeking primarily commercial loans. This is the most seasoned commercial lender dealing with relatively large loans or those involving more risk. Makes and services all types of secured and unsecured loans or lines of credit, using the most significant lending authority. Under general supervision, but in accordance with established policies and procedures, originates primarily commercial loans by interviewing applicants, ordering credit reports, analyzing data, approving or denying credit requests, notifying applicants of loan decision, notifying customers of loan status, and processing approved loans. Responds to questions concerning all aspects of commercial loans from various sources, such as customers, branch managers, assistant branch managers and others. Sets up files, inputs loan data, and prepares reports. May assist with servicing commercial loans. Holds responsibility for the prudent management of the commercial loan portfolio to maximize profits and growth. Serves as financial counselor for businesses in the community.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned. Has responsibility for:

Developing the short- and long-term goals and objectives of the commercial loan department.

Establishing commercial lending policies and operating procedures that are consistent with overall bank policies and operations objectives.

Establishes interest rate guidelines, fees, and other charges that harmonize with overall bank policies and are competitive and profitable for the bank.

Processing and approving Commercial Loans up to $100,000, or an amount specified by the board.

Supervises, directs and controls the activities of loan officers who develop commercial, agricultural, real estate and construction loans for bank customers.

Reviews commercial loans developed by subordinate commercial loan officers for compliance with lending objectives, policies and procedures. Keeps officers and staff informed of changes in policies and procedures and ensures they are well trained in the commercial lending functions.
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Develops and manages large and/or major commercial loan accounts. Interviews applicants, gathers and evaluates financial and related data to establish credit-worthiness, establishes and renegotiates credit terms where necessary and continually monitors customers' financial condition and repayment progress.

Attends to the needs of customers seeking loans or lines of credit on terms that involve significant amounts of unsecured funds and/or credit secured by mortgages or other collateral.

Interviews applicants to develop information concerning their businesses, needs, desires, abilities, and earnings to determine whether a loan may be an acceptable risk.

Follows current loan and credit lines to ensure complete conformity with terms and cognizance of developing trends.

Monitors loan repayment activities and takes necessary action to collect from past due accounts.

Makes presentation to Officers Loan Committee and Executive Loan Committee for loan approval outside of lending authority.

Making recommendations to customers and prospective customers regarding financial concepts and practices.

Studying industrial, commercial, and financial situations relating to new or existing businesses.

Calling on potential or existing customers to develop new business and increase or retain existing business. Cross sells bank services in a professional manner.

Keeps abreast of local and national economic, financial, political and legislative events and climates which could have an impact on commercial lending activities, by reviewing journal articles, publications and other material, and ensures departmental policies and procedures comply with all applicable laws and regulations.

Performs personnel management and administration activities within the commercial loan area, including job assignment, loan officer and clerical counseling and training, performance appraisal and compensation review.

Maintains professional and community relations to increase the bank's visibility and new business opportunities and to further personal development.

Provides detailed information for preparing the department budget including projected volume, rate of return and expenditures.

CRA REQUIREMENT:
All personnel are expected to understand the bank's obligations under the Community Reinvestment Act and how to fulfill them. All employees shall cooperate with and support the bank's CRA program. Staff will be held accountable for any lack of cooperation that weakens the bank's CRA performance, as reflected in internal audits, agency examinations and/or community protests.

PRODUCT KNOWLEDGE REQUIREMENTS:
It is the responsibility of all personnel to know and understand the bank's products and services that are provided and give information to customers when requested to do so.

SUPERVISORY RESPONSIBILITIES:
Manages other commercial loan officers. Is responsible for the overall direction, coordination, and evaluation of the commercial loan area. Also may supervise other non-supervisory employees.

Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work;
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appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

QUALIFICATION REQUIREMENTS:
To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

         EDUCATION AND/OR EXPERIENCE:
         A technical level of knowledge normally acquired through completion of a master's level program in business administration, finance or related area. Seven to ten years of progressively increasing responsible commercial lending experience

         LANGUAGE SKILLS:
         Ability to read, analyze, and interpret general business periodicals, professional journals, technical procedures, or governmental regulations. Ability to write reports, business correspondence, and procedure manuals. Ability to effectively present information and respond to questions from groups of managers, clients, customers, and the general public.

         MATHEMATICAL SKILLS:
         Good analytical skills with problem solving abilities. Ability to work with mathematical concepts such as probability and statistical inference, and fundamentals of cash flow and financial analysis. Ability to apply concepts such as fractions, percentages, ratios, and proportions to practical situations. The analytical ability to conduct an analysis of an applicant's credit status and recommend alternatives where the analysis reveals an insufficient financial posture.

         REASONING ABILITY:
         Ability to define problems, collect data, establish facts, and draw valid conclusions. Ability to interpret an extensive variety of technical instructions in mathematical or diagram form and deal with several abstract and concrete variables.

CERTIFICATES, LICENSES, REGISTRATIONS:
Preferred Graduate of LSU Graduate School of Banking of the South or Georgia Banking School. Various BAI or AIB bank related courses are helpful.

OTHER SKILLS AND ABILITIES:
Strong, well-developed interpersonal skills in order to maximize business contacts and develop a working relationship with potential and current commercial loan customers.

PHYSICAL DEMANDS:
The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

While performing the duties of this job, the employee is frequently required to talk or hear. The employee is occasionally required to stand; walk; sit; and use hands to handle, or feel objects, tools, or controls.

Specific vision abilities required by this job include close vision, distance vision, peripheral vision, and the ability to adjust focus.

WORK ENVIRONMENT:
The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.
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While performing the duties of this job, the employee occasionally works in outside weather conditions while making collateral inspections.

The noise level in the work environment is usually quiet.

Exposed to potentially hazardous conditions, i.e., robbery. Receives detailed instructions concerning procedures to be followed for minimal exposure.